BlackRock Liquidity Funds: FedFund


File Number:  811-02354



CIK Number: 0000097098



For the Period Ended:
04/30/2007


Pursuant to Exemptive Order ICA Release No. 15520 dated
January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith
Incorporated, for the period November 1, 2006 through April
30, 2007.

Purchases (In Thousands)

TRANSACTION DATE
03/09/2007

FACE AMOUNT
$49,279

SECURITY DESCRIPTION
FNMA

RATE
5.32%

DUE DATE
09/05/2007